EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                    News Release

 CREDENCE CONTACT:                          CREDENCE PUBLIC RELATIONS CONTACT:
 -----------------                          ----------------------------------
 Dennis Wolf                                Connie Graybeal
 Executive Vice President and CFO           Credence Systems Corporation
 Credence Systems Corporation               510.623.4774 or 510.623.2524 fax
 510.657.7400 or 510.623.2591 fax           E-mail: connie_graybeal@credence.com
 E-mail: dennis_wolf@credence.com



         Credence Systems Corporation Announces Two for One Stock Split

        FREMONT, Calif., March 23, 2000--Credence Systems Corporation (Nasdaq National Market: CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced that its Board of Directors has approved a two for one stock split of its common stock. The split will be effected in the form of a stock dividend. Stockholders will receive one additional share for each share held of record at the end of business on May 1, 2000. Shares resulting from the split are expected to be distributed by the transfer agent on May 17, 2000.

ABOUT CREDENCE

        Credence Systems Corporation is a leader in the manufacture of ATE for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors. Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

SAFE HARBOR STATEMENT

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Statements in this release that are forward-looking and involve known and unknown risks and uncertainties may cause the Company's actual results in future periods to be materially different from the future performance suggested. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region; fluctuation in customer demand, timing, and volume of orders and shipments; competition and pricing pressures; reliability and quality issues; the Company's ability to complete the development of its new products; product mix; overhead absorption; cyclicality and downturns in the semiconductor industry; continued dependence on "turns" orders to achieve revenue objectives; ability to consummate the TMT acquisition, integration of acquired businesses; the Company's ability to have an appropriate amount of production capacity in a timely manner; the timing of new technology; product introductions; the risk of early obsolescence; and the Company's ability to control expenses.

        Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

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Credence and Credence Systems are trademarks of Credence Systems Corporation.
Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.